Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet Keckeisen Vice President, Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS THIRD QUARTER 2021 RESULTS
DALLAS, TEXAS…November 4, 2021… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $36.0 million, or $.31 per share, in the third quarter of 2021 compared to $8.1 million, or $.07 per share, in the third quarter of 2020.  For the first nine months of 2021, Kronos Worldwide reported net income of $81.3 million, or $.70 per share, compared to $53.7 million, or $.46 per share in the first nine months of 2020.  Net income in the third quarter and the first nine months of 2021 was higher than in the comparable 2020 periods primarily due to higher income from operations resulting from the effects of higher sales volumes and higher average TiO2 selling prices, partially offset by higher production costs including raw material and energy costs, as discussed below.  Our results of operations for the first nine months of 2020 were significantly impacted by the COVID-19 pandemic related demand contraction in 2020 which impacted the second and third quarters and was most acute in the second quarter of 2020.  Comparability of our results was also impacted by the effects of changes in currency exchange rates, also discussed below.

Net sales of $499.8 million in the third quarter of 2021 were $82.9 million, or 20%, higher than in the third quarter of 2020.  Net sales of $1,443.4 million in the first nine months of 2021 were $219.5 million, or 18%, higher than in the first nine months of 2020. Net sales increased in the 2021 periods primarily due to higher sales volumes and higher average TiO2 selling prices.  TiO2 sales volumes were 6% higher in the third quarter of 2021 as compared to the third quarter of 2020 due to higher demand in our European and North American markets and 8% higher in the first nine months of 2021 as compared to the same prior year period due to higher demand in all major markets.  Increased demand resulted from continuing improvements in global economic activity in the 2021 periods compared to the negative impact from the COVID-19 pandemic on the same periods in 2020.  Average TiO2 selling prices were 11% higher in the third quarter of 2021 as compared to the third quarter of 2020 and 4% higher in the first nine months of 2021 as compared to the first nine months of 2020.  Average TiO2 selling prices at the end of the third quarter of 2021 were 10% higher than our average TiO2 selling prices at the end of 2020.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $5 million in the third quarter of 2021 and increasing net sales by approximately $47 million in the first nine months of 2021, as compared to the same periods in 2020.  The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2021 was $60.8 million as compared to $22.7 million in the third quarter of 2020.  For the year-to-date period, the Company’s segment profit was $146.6 million as compared to $106.9 million in the first nine months of 2020.  Segment profit increased in the 2021 periods primarily due to higher average TiO2 selling prices and higher sales volumes, partially offset by higher manufacturing and other production costs, including higher costs for raw materials and energy.  TiO2 production volumes were 13% higher in the third quarter of 2021 as compared to the third quarter of 2020 and 4% higher in the year-to-date period.  We decreased production levels in 2020 (primarily in the third quarter) to correspond to the temporary decline in demand resulting from the COVID-19 pandemic. We operated our production facilities at overall average capacity utilization rates of 99% in the first nine months of 2021 (97%, 100% and 100% in the first, second and third quarters of 2021, respectively) compared to 92% in 2020 (95%, 96% and 86% in the first, second and third quarters of 2020, respectively).  Fluctuations in currency exchange rates (primarily the euro) increased income from operations approximately $2 million in the third quarter of 2021 as compared to the third quarter of 2020.  Fluctuations in currency exchange rates (primarily the Canadian dollar) also affected the year-to-date segment profit comparison, which decreased segment profit by approximately $15 million in the year-to-date 2021 period as compared to the same period of 2020.

Our net income before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the third quarter of 2021 was $65.5 million compared to EBITDA of $28.6 million in the third quarter of 2020. For the first nine months of 2021, the Company’s EBITDA was $161.7 million compared to $126.4 million in the first nine months of 2020.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)

•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19)

•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein including new environmental health and safety regulations (such as those seeking to limit or classify TiO2 or its use)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as net income before income tax expense and certain general corporate items.  These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and

•
The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2021	2020	2021

Net sales	$416.9	$499.8	$1,223.9	$1,443.4
Cost of sales	336.3	376.8	959.4	1,115.7

Gross margin	80.6	123.0	264.5	327.7

Selling, general and administrative expense	55.6	64.2	161.8	185.1
Other operating income (expense):
Currency transactions, net	(2.9)	1.2	3.2	1.2
Other income, net	.6	.8	.7	2.7
Corporate expense	(3.4)	(3.5)	(10.8)	(11.4)

Income from operations	19.3	57.3	95.8	135.1

Other income (expense):
Trade interest income	-	-	.3	.1
Other interest and dividend income	.1	-	1.2	.1
Insurance settlement gain	-	-	1.5	-
Marketable equity securities	.4	(.1)	(1.3)	1.2
Other components of net periodic pension
and OPEB cost	(5.0)	(4.3)	(14.4)	(12.9)
Interest expense	(4.9)	(4.8)	(14.1)	(15.0)

Income before income taxes	9.9	48.1	69.0	108.6

Income tax expense	1.8	12.1	15.3	27.3

Net income	$8.1	$36.0	$53.7	$81.3

Net income per basic and diluted share	$.07	$.31	$.46	$.70

Weighted average shares used in the
calculation of net income per share	115.5	115.5	115.6	115.5

TiO2 data - metric tons in thousands:
Sales volumes	136	142	396	427
Production volumes	122	137	387	404

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2021	2020	2021

Income from operations	$19.3	$57.3	$95.8	$135.1

Adjustments:
Trade interest income	-	-	.3	.1
Corporate expense	3.4	3.5	10.8	11.4

Segment profit	$22.7	$60.8	$106.9	$146.6
RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2021	2020	2021

Net income	$8.1	$36.0	$53.7	$81.3

Adjustments:
Depreciation expense	13.8	12.6	43.3	38.1
Interest expense	4.9	4.8	14.1	15.0
Income tax expense	1.8	12.1	15.3	27.3

EBITDA	$28.6	$65.5	$126.4	$161.7
IMPACT OF PERCENTAGE CHANGE IN NET SALES
 (unaudited)
	Three months ended	Nine months ended
	September 30,	September 30,
	2021 vs. 2020	2021 vs. 2020

Percentage change in net sales:
TiO2 sales volumes	6%	8%
TiO2 product pricing	11	4
TiO2 product mix/other	2	2
Changes in currency exchange rates	1	4

Total	20%	18%